Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Third Quarter 2016 Financial Results

SUNNYVALE, Calif. – November 3, 2016 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its third quarter ended September 30, 2016.

Financial results for the third quarter of 2016 compared to the third quarter of 2015:ii

•	Revenue increased 43% to $112.4 million for the third quarter of 2016 from $78.8 million for the third quarter of 2015.
•	Professional management revenue increased 46% to $102.6 million for the third quarter of 2016 from $70.2 million for the third quarter of 2015.
•	Net income decreased 16% to $7.1 million for the third quarter of 2016 from $8.5 million for the third quarter of 2015.
•	Diluted earnings per share decreased 31% to $0.11 per share for the third quarter of 2016 from $0.16 per share for the third quarter of 2015.

•	Non-GAAP adjusted EBITDAii increased 45% to $36.3 million for the third quarter of 2016 from $25.1 million for the third quarter of 2015.
•	Non-GAAP adjusted net incomeii increased 56% to $19.4 million for the third quarter of 2016 from $12.5 million for the third quarter of 2015.
•	Non-GAAP adjusted earnings per shareii increased 29% to $0.31 for the third quarter of 2016 from $0.24 for the third quarter of 2015.

Key operating metrics as of September 30, 2016:iii

•	Assets under contract (“AUC”) were $1.04 trillion.
•	Assets under management (“AUM”) were $134.4 billion.
•	Professional management clients were over 992,000.
•	Asset enrollment rates across all employer plans was 11.9%iv.

“Financial Engines is in a strong position and focused on helping millions of everyday Americans achieve their financial goals. The acquisition of The Mutual Fund Store earlier this year enables us to accelerate this effort by bringing a broader product offering to our clients,”said Larry Raffone, president and chief executive officer of Financial Engines. “By delivering personalized comprehensive financial services that historically only affluent investors could access, we are fulfilling our mission to serve those that need help the most while continuing to grow as a company.”

Review of Financial Results for the Third Quarter of 2016

Revenue increased 43% to $112.4 million for the third quarter of 2016 from $78.8 million for the third quarter of 2015. The increase in revenue was driven primarily by $29.2 million of revenue for the third quarter of 2016 related to acquisitions. Professional management revenue increased 46% to $102.6 million for the third quarter of 2016 from $70.2 million for the third quarter of 2015, driven primarily by $27.2 million of professional management revenue related to acquisitions.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms adjusted net income, adjusted earnings per share, and adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2015.

Costs and expenses increased 56% to $100.9 million for the third quarter of 2016 from $64.7 million for the third quarter of 2015. This was due primarily to employee-related costs, including wages, cash incentive compensation expense and non-cash stock-based compensation expense due primarily to the addition of approximately 330 new employees gained through acquisitions. In addition, we incurred a $4.1 million loss on reacquired franchisee rights. Advisor center variable incentive cash compensation expense increased, related to ongoing asset management at acquired advisor centers and fees paid to plan providers for data connectivity increased. Intangibles amortization and facilities expenses increased related primarily to acquisitions and marketing programs expense increased due primarily to radio and digital advertising.  As a percentage of revenue, cost of revenue was 45% for the third quarter of 2016 compared to 42% for the third quarter of 2015.

Income from operations was $11.6 million for the third quarter of 2016, which included a $4.1 million loss on reacquired franchisee rights, $3.5 million of integration expenses attributable to acquisitions, and $2.7 million of additional amortization of intangible assets, compared to income from operations of $14.1 million for the third quarter of 2015. As a percentage of revenue, income from operations was 10% for the third quarter of 2016 compared to 18% for the third quarter of 2015.

Net income was $7.1 million, or $0.11 per diluted share, for the third quarter of 2016 compared to net income of $8.5 million, or $0.16 per diluted share, for the third quarter of 2015.  On a non-GAAP basis, adjusted net incomeii was $19.4 million and adjusted earnings per shareii were $0.31 for the third quarter of 2016 compared to adjusted net income of $12.5 million and adjusted earnings per share of $0.24 for the third quarter of 2015.

“Our Q3 results show continued balanced growth across our key financial and operating metrics,” said Ray Sims, chief financial officer of Financial Engines. “Looking ahead, we believe we will effectively deliver new offerings that will bring meaningful value to plan sponsors and their participants and contribute to our sustained long term growth.”

Assets Under Contract and Assets Under Management

AUC increased by 9% year-over-year to $1.04 trillion as of September 30, 2016 from $954 billion as of September 30, 2015, due primarily to contributions, market performance, and new employers making our services available, partially offset by cancellations. AUC for plans in which the Income+ service has been made available was $440 billion as of September 30, 2016, which increased 61% from $273 billion as of September 30, 2015.

AUM increased by 24% year-over-year to $134.4 billion as of September 30, 2016, from $108.0 billion as of September 30, 2015. The increase in AUM was driven primarily by new assets from new and existing clients, new AUM of $9.8 billion acquired through acquisition and market performance, partially offset by cancellations.

	Q4'15	Q1'16	Q2'16	Q3'16
	(In billions)
AUM, beginning of period	$108.0	$113.4	$122.0	$125.3
New assets - new clients(1)	4.3	3.0	4.6	4.4
New assets - existing clients(2)	1.9	1.9	2.0	2.2
New assets - acquisitions(3)	—	9.8	—	—
Asset cancellations -voluntary(4)	(2.4)	(2.0)	(1.8)	(1.9)
Asset cancellations - involuntary(5)	(1.8)	(3.3)	(1.4)	(1.8)
Assets withdrawn - existing clients(6)	—	—	(0.1)	(0.1)
Net new assets	2.0	9.4	3.3	2.8
Market movement and other(7)	3.4	(0.8)	—	6.3
AUM, end of period	$113.4	$122.0	$125.3	$134.4

(1)	New assets from new clients represents the aggregate amount of new AUM, measured at or near the end of the quarter, from new clients who enrolled in our professional management service.
(2)

New assets from existing clients represents the aggregate amount of new AUM within the quarter from existing clients who originally enrolled in our professional management service during a prior period, including employee and employer contributions of $2.0 billion for the current period. Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors.

(3)	The value of the AUM acquired on February 1, 2016 from The Mutual Fund Store transaction, as measured on March 31, 2016.
(4)

Voluntary cancellations represent the aggregate amount of assets, measured at or near the start of the quarter, for clients who have voluntarily terminated their professional management service relationship within the period.

(5)

Involuntary cancellations represent the aggregate amount of defined contribution assets, measured at or near the start of the quarter, for clients whose professional management service relationship was terminated within the quarter period for reasons other than a voluntary termination.

(6)	Assets withdrawn represents the amount of voluntary withdrawals from IRA and taxable accounts by existing clients.
(7)

Market movement and other represents factors affecting AUM including estimated market movement, plan administrative and investment advisory fees, client loans and hardship and other account withdrawals, retirement income drawdown payouts and voluntary withdrawals from IRA and taxable accounts, and timing differences for the data feeds for clients enrolled in our professional management service throughout the period.

For quarters presented prior to Q1’16, new assets were measured as of the time of enrollment and cancellations were measured at the time of cancellation.  Effective Q1’16, new assets were measured at or near the end of the quarter and cancellations were measured at or near the beginning of the quarter. Differences resulting from this definitional change are considered to be immaterial for the periods presented.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended September 30, 2016.

Aggregate Investment Style Exposure for Portfolios Under Management

As of September 30, 2016, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Domestic equity	45%
International equity	26%
Bonds	26%
Cash and uncategorized assets(1)	3%
Total	100%

(1)	Uncategorized assets may include CDs, options, warrants and other vehicles not currently categorized.

Quarterly Dividend

On October 25, 2016, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on January 6, 2017 to stockholders of record as of the close of business on December 14, 2016.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing professional management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at October 31, 2016 levels, the Company estimates that 2016 revenue will be in the range of $421 million to $423 million, 2016 GAAP net income will be approximately $29 million and 2016 non-GAAP adjusted EBITDA will be approximately $134 million plus or minus $1 million.

Under typical financial market conditions, Financial Engines estimates that 2017 revenue will be in the range of $468 million to $475 million, 2017 GAAP net income will be in the range of $49 million to $52 million and non-GAAP adjusted EBITDA will be in the range of $153 million to $157 million. A reconciliation of our non-GAAP adjusted EBITDA outlook to our GAAP net income outlook is contained in the accompanying financial tables.

We are currently estimating the remaining acquisition-related expenses in the fourth quarter of 2016 to be approximately $5 million, excluding non-cash stock-based compensation expense, in addition to $14.0 million of acquisition-related expenses and a $4.1 million loss of reacquired franchisee rights incurred in the first three quarters of 2016.  We also expect approximately $5 million of acquisition-related expenses to be incurred in the first quarter of 2017. These expenses will be added back to net income in the calculation of non-GAAP adjusted EBITDA and non-GAAP adjusted net income. The related tax effect adjustment will be calculated using an estimated statutory tax rate of 38.2%.

Please refer to the tables included in this release that reconcile our GAAP net income to non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Conference Call

The Company will host a conference call to discuss its third quarter 2016 financial results as well as its 2016 outlook on Thursday, November 3, 2016 at 5:00 p.m. ET.  The live webcast and presentation can be accessed from the Company's investor relations website at www.financialengines.com. The conference call can also be accessed live over the phone by dialing (888) 348-6435, or (412) 902-4238 for international callers. A replay will be available beginning approximately one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 10093038. The conference call replay will be available until November 10, 2016.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted earnings per share. Adjusted EBITDA represents net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of intangible assets, including internal use software, amortization and impairment of direct response advertising, amortization of deferred sales commissions, non-cash stock-based compensation expense and expenses related to the closing and integration of acquisitions, if applicable for the period. Adjusted net income represents net income before non-cash stock-based compensation expense, amortization of intangible assets related to assets acquired, including customer relationships, trade names and trademarks, expenses related to the closing and integration of acquisitions and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period, partially offset by the related tax impact of these items. Adjusted earnings per share is defined as adjusted net income divided by the weighted average of dilutive common share equivalents outstanding. Further information regarding the non-GAAP performance measures included in this press release, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is contained in the financial tables and will be contained in the Company’s Form 10-Q to be filed for the quarter ended September 30, 2016.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide our Board of Directors, management and investors with additional information and greater transparency with respect to our performance and decision-making. We feel these performance measures provide investors and others with a better understanding and ability to evaluate our operating results and future prospects and provides the same performance measurement information as utilized by management. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

Our management uses non-GAAP adjusted EBITDA, adjusted net income and adjusted earnings per share as measures of operating performance, for planning purposes, including the preparation of annual budgets, to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies and in communications with our Board of Directors concerning our financial performance. In addition, management currently uses non-GAAP measures in determining cash incentive compensation.

About Financial Engines

Financial Engines is America’s largest independent investment advisor1. We help people make the most of their money by providing full-service financial planning, including professional investment management and advice. Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist William F. Sharpe. We serve as a comprehensive financial advisor for our workplace customers, and offer help to more than nine million people across over 700 companies (including 147 of the Fortune 500). Our unique approach, combined with powerful online services, dedicated advisors and personal attention, promotes greater financial wellness and helps more Americans to meet their financial goals.

For more information, visit www.financialengines.com.

©[1998-2016] Financial Engines, Inc. All rights reserved. Financial Engines® is a registered trademark of Financial Engines, Inc. All advisory services provided by our investment advisory subsidiaries, including Financial Engines Advisors L.L.C., Financial Engines Advisor Center, LLC, and registered investment advisors known as The Mutual Fund Store. Financial Engines does not guarantee results and past performance is no guarantee of future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding:   the anticipated impact of the acquisition and integration of The Mutual Fund Store including accelerating our ability to help people achieve their financial goals;  our ability to effectively deliver new offerings that bring value to plan sponsors and participants and contribute to our sustained long term growth; our focus on areas that we believe will drive an increase in asset enrollment and retention; the anticipated impact of our 2016 initiatives and investments on our future growth; Financial Engines’ expected financial performance and outlook, including reconciliation information related thereto and factors which may impact our outlook; and the benefits and anticipated uses of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks related to the acquisition of The Mutual Fund Store, including our ability to  fully realize the anticipated benefits of the transaction and to successfully integrate The Mutual Fund Store’s business with Financial Engines in a timely manner or at all, unanticipated costs or complexities related to and integration of The Mutual Fund Store, and the potential impact of  the transaction, or reaction thereto, on our business, operating results and financial condition, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our professional management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations.  More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-Q for the quarter ended September 30, 2016, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time, including the Company’s 10-K filed for the year ended December 31, 2015. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or November 3, 2016 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,
	2015	2016
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$305,216	$118,806
Short-term investments	39,936	—
Accounts receivable, net	71,287	95,344
Prepaid expenses	4,486	6,998
Other current assets	3,061	4,107
Total current assets	423,986	225,255
Property and equipment, net	20,385	25,885
Intangible assets, net	7,085	202,434
Goodwill	—	305,545
Long-term deferred tax assets	21,780	36,098
Direct response advertising, net	7,186	6,409
Other assets	2,158	2,255
Total assets	$482,580	$803,881
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,933	$29,140
Accrued compensation	17,101	22,188
Deferred revenue	6,400	6,811
Dividend payable	3,615	3,713
Other current liabilities	1,169	4,077
Total current liabilities	55,218	65,929
Long-term deferred rent	9,485	12,176
Long-term tax liabilities	2,206	2,206
Other liabilities	524	448
Total liabilities	67,433	80,759

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2015 and September 30, 2016; None issued or outstanding as of December 31, 2015 and September 30, 2016	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2015 and September 30, 2016; 52,972 and 63,185 shares issued and 51,695 and 61,908 shares outstanding as of December 31, 2015 and September 30, 2016, respectively	5	6
Additional paid-in capital	461,139	762,561
Treasury stock, at cost (1,277 shares and 1,277 shares as of December 31, 2015 and September 30, 2016, respectively)	(47,637)	(47,637)
Retained Earnings	1,640	8,192
Total stockholders’ equity	415,147	723,122
Total liabilities and stockholders’ equity	$482,580	$803,881

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
	(In thousands, except per share data)
Revenue:
Professional management	$70,225	$102,641	$206,501	$281,518
Platform	7,501	7,035	23,126	21,306
Other	1,087	2,748	2,371	7,891
Total revenue	78,813	112,424	231,998	310,715
Costs and expenses:
Cost of revenue	32,950	50,230	97,532	136,101
Research and development	8,753	9,599	26,537	27,833
Sales and marketing	15,526	21,743	46,248	61,892
General and administrative	6,280	11,189	19,720	35,598
Amortization of intangible assets, including internal use software	1,223	4,012	3,680	11,137
Loss on reacquired franchisee rights	—	4,092	—	4,092
Total costs and expenses	64,732	100,865	193,717	276,653
Income from operations	14,081	11,559	38,281	34,062
Interest income, net	119	149	263	133
Other expense, net	—	(185)	(17)	(645)
Income before income taxes	14,200	11,523	38,527	33,550
Income tax expense	5,723	4,376	13,649	14,031
Net and comprehensive income	$8,477	$7,147	$24,878	$19,519
Dividends declared per share of common stock	$0.07	$0.07	$0.21	$0.21
Net income per share attributable to holders of common stock
Basic	$0.16	$0.12	$0.48	$0.32
Diluted	$0.16	$0.11	$0.47	$0.32
Shares used to compute net income per share attributable to holders of common stock
Basic	51,655	61,838	51,586	60,608
Diluted	52,934	63,001	52,939	61,657

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2015	2016
	(In thousands)
Cash flows from operating activities:
Net income	$24,878	$19,519
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,484	6,670
Amortization of intangible assets	3,433	10,819
Stock-based compensation	19,196	24,307
Amortization of deferred sales commissions	1,217	1,244
Amortization and impairment of direct response advertising	4,132	3,547
Amortization of discount on short-term investments	(268)	(5)
Provision for doubtful accounts	733	689
Write-off of notes receivable	—	290
Deferred tax	(5,524)	3,937
Loss on fixed asset disposal	—	200
Loss on sale of short-term investments	—	18
Excess tax benefit associated with stock-based compensation	(17,946)	(9,587)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(6,546)	(7,976)
Prepaid expenses	(1,053)	(998)
Direct response advertising	(3,448)	(2,778)
Other assets	2,205	(908)
Accounts payable	21,185	572
Accrued compensation	2,713	(988)
Deferred revenue	1,595	274
Deferred rent	394	948
Other liabilities	—	(480)
Net cash provided by operating activities	51,380	49,314
Cash flows from investing activities:
Purchase of property and equipment	(4,063)	(5,497)
Capitalization of internal use software	(3,562)	(5,295)
Purchases of short-term investments	(159,555)	—
Maturities of short-term investments	135,000	—
Sale of short-term investments	—	39,923
Cash paid for acquisitions, net of cash acquired	—	(262,405)
Net cash used in investing activities	(32,180)	(233,274)
Cash flows from financing activities:
Payments on capital lease obligations	(86)	(80)
Payments related to business combinations	-	(1,771)
Excess tax benefit associated with stock-based compensation	17,946	9,587
Net share settlements for minimum tax withholdings	(616)	(688)
Repurchase of common stock	(38,455)	—
Proceeds from issuance of common stock	8,328	3,371
Cash dividend payments	(10,354)	(12,869)
Net cash used in financing activities	(23,237)	(2,450)
Net decrease in cash and cash equivalents	(4,037)	(186,410)
Cash and cash equivalents, beginning of period	126,564	305,216
Cash and cash equivalents, end of period	$122,527	$118,806
Supplemental cash flows information:
Income taxes paid, net of refunds	$1,325	$2,927
Interest paid	$9	$10
Non-cash operating, investing and financing activities:
Issuance of common stock related to acquisition	$—	$267,018
Unpaid purchases of property and equipment	$207	$760
Purchase of property and equipment with noncash tenant improvement allowance	$—	$1,952
Purchase of property and equipment under capital lease	$216	$—
Capitalized stock-based compensation for internal use software	$319	$569
Capitalized stock-based compensation for direct response advertising	$78	$68
Dividends declared but not yet paid	$3,601	$3,713

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of GAAP net income to non-GAAP adjusted EBITDA based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP adjusted EBITDA	2015	2016	2015	2016
	(In thousands, unaudited)
GAAP net income	$8,477	$7,147	$24,878	$19,519
Interest income, net	(119)	(149)	(263)	(133)
Income tax expense	5,723	4,376	13,649	14,031
Depreciation and amortization	1,539	2,363	4,484	6,670
Amortization of intangible assets (excluding internal use software)	—	2,710	—	7,301
Amortization of internal use software	1,139	1,187	3,433	3,518
Amortization and impairment of direct response advertising	1,406	1,122	4,132	3,547
Amortization of deferred sales commissions	453	413	1,217	1,244
Stock-based compensation	6,480	9,580	19,196	24,307
Acquisition-related expenses(1)	—	3,484	—	13,958
Loss on reacquired franchisee rights	—	4,092	—	4,092
Non-GAAP adjusted EBITDA	$25,098	$36,325	$70,726	$98,054

(1)	We expect to incur acquisition-related expenses throughout 2016 and in the first quarter of 2017.

The table below sets forth a reconciliation of GAAP net income to non-GAAP adjusted net income based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP adjusted net income	2015	2016	2015	2016
	(In thousands, unaudited)
GAAP net income	$8,477	$7,147	$24,878	$19,519
Stock-based compensation	6,480	9,580	19,196	24,307
Amortization of intangible assets (excluding internal use software)	—	2,710	—	7,301
Acquisition-related expenses	—	3,484	—	13,958
Loss on reacquired franchisee rights	—	4,092	—	4,092
Income tax expense from non-deductible transaction expenses(1)	—	—	—	1,162
Tax-effect of adjustments(2)	(2,475)	(7,588)	(7,333)	(18,969)
Non-GAAP adjusted net income	$12,482	$19,425	$36,741	$51,370

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of GAAP diluted earnings per share to non-GAAP adjusted earnings per share based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP adjusted earnings per share	2015	2016	2015	2016
	(In thousands, except per share data, unaudited)
GAAP diluted earnings per share	$0.16	$0.11	$0.47	$0.32
Stock-based compensation	0.12	0.15	0.36	0.39
Amortization of intangible assets (excluding internal use software)	—	0.04	—	0.12
Acquisition-related expenses	—	0.06	—	0.22
Loss on reacquired franchisee rights	—	0.07	—	0.07
Income tax expense from non-deductible transaction expenses(1)	—	—	—	0.02
Tax-effect of adjustments(2)	(0.04)	(0.12)	(0.14)	(0.31)
Non-GAAP adjusted earnings per share	$0.24	$0.31	$0.69	$0.83

Shares of common stock outstanding	51,655	61,838	51,586	60,608
Dilutive stock options, RSUs and PSUs	1,279	1,163	1,353	1,049
Non-GAAP adjusted common shares outstanding	52,934	63,001	52,939	61,657

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of our 2016 outlook for GAAP net income to our 2016 outlook for non-GAAP adjusted EBITDA:

Outlook for Fiscal 2016
Non-GAAP adjusted EBITDA outlook	as of October 31, 2016
(In millions, unaudited)
GAAP net income outlook	$29
Estimated interest income, net(1)	—
Estimated income tax expense(1)	20
Estimated depreciation and amortization(1)	9
Estimated amortization of intangible assets (excluding internal use software)(1)	10
Estimated amortization of internal use software(1)	4
Estimated amortization and impairment of direct response advertising(1)	5
Estimated amortization of deferred sales commissions(1)	1
Estimated stock-based compensation(1)	33
Estimated acquisition-related expenses(1)	19
Estimated loss on reacquired franchisee rights(1)	4
Non-GAAP adjusted EBITDA outlook	$134

(1)

The estimated items are provided solely for the purpose of reconciling our 2016 outlook for GAAP net income to our 2016 outlook for non-GAAP adjusted EBITDA and are not intended and should not be construed as part of the Company’s outlook for 2016, which outlook is limited to revenue, net income and non-GAAP adjusted EBITDA. These items are subject to a number of variables which make them inherently difficult to estimate accurately. In addition, actual amounts for such items have historically varied and may continue to vary significantly from period to period. Any variances in these estimates may in turn have a significant impact on our 2016 outlook and future GAAP results.

The table below sets forth a reconciliation of our 2017 outlook for GAAP net income to our 2017 outlook for non-GAAP adjusted EBITDA:

	Outlook for Fiscal 2017 as of October 31, 2016
Non-GAAP adjusted EBITDA outlook	Low	High
	(In millions, unaudited)
GAAP net income outlook	$49	$52
Estimated interest income, net(1)	—	—
Estimated income tax expense(1)	32	33
Estimated depreciation and amortization(1)	10	10
Estimated amortization of intangible assets (excluding internal use software)(1)	11	11
Estimated amortization of internal use software(1)	7	7
Estimated amortization and impairment of direct response advertising(1)	5	5
Estimated amortization of deferred sales commissions(1)	1	1
Estimated stock-based compensation(1)	33	33
Estimated acquisition-related expenses(1)	5	5
Non-GAAP adjusted EBITDA outlook	$153	$157

(1)

The estimated items are provided solely for the purpose of reconciling our 2017 outlook for GAAP net income to our 2017 outlook for non-GAAP adjusted EBITDA and are not intended and should not be construed as part of the Company’s outlook for 2017, which outlook is limited to revenue, net income and non-GAAP adjusted EBITDA. These items are subject to a number of variables which make them inherently difficult to estimate accurately. In addition, actual amounts for such items have historically varied and may continue to vary significantly from period to period. Any variances in these estimates may in turn have a significant impact on our 2017 outlook and future GAAP results.